EXHIBIT 99.1
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NBG LOGO                                                   FOR IMMEDIATE RELEASE


             NBG Radio Network and Dial Communications/Global Media
                          Terminate Sales Relationship


Portland, Oregon, August 12, 2002 - NBG Radio Network, Inc. (OTCBB: NSBD), ("NBG") today announced that it has agreed to terminate its sales representation relationship with Dial Communications/Global Media ("Dial"). The two parties have been in negotiations for the past eight months in an effort to come to new contractual terms, however, Dial recently gave notice of ending all negotiations.

NBG President John Holmes stated, "Despite both parties' best efforts to come up with a new contract, it wasn't fair for either party to continue negotiations with such an important selling season right around the corner. We wish Dial the best of luck."

NBG's mission has always been and remains to be fulfilling the advertising needs of our clients. Although the relationship with Dial has concluded, NBG will honor all advertising contracts.

NBG Executive Vice President Dean Gavoni stated, "NBG has always maintained an internal sales staff, which has consistently accounted for the majority of our sales. While we will continue to explore opportunities to expand our sales reach, our internal sales staff is prepared and ready to meet our clients' needs."

NBG is currently exploring additional sales opportunities. NBG
(www.nbgradio.com) is a leading independent radio production and syndication company. NBG currently produces, syndicates, or represents 29 national radio programs or products reaching more than 1,500 radio stations in the United States. NBG's stock is traded on the OTC-BB under the symbol NSBD


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CONTACT INFORMATION:
NBG Radio Network, Los Angeles
Dean R. Gavoni
Phone:  503-975-4624
Email: dean@nbgradio.com


This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to the Risk Factors noted on the Company's filings with the Securities and Exchange Commission on, e.g., Form 10-KSB and Form 10-QSB.

  NBG Radio Network, Inc., 520 SW 6th Ave., 7th Floor, Portland, Oregon 97204
        Telephone: 800.572.4624 Facsimile: 503.802.4625 www.nbgradio.com